Exhibit 99.1
CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
OPERATIONS UPDATE
January 8, 2007 — Tbilisi, Georgia, Aktobe, Kazakhstan — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) today provided an update on its operations activities in Georgia and Kazakhstan.
At Manavi, initial testing operations on the Manavi M12 appraisal well have commenced. A 5” pre-perforated production liner was run and a production testing string set to test the Cretaceous carbonate and interbedded units. During setting of the test string, the well began flowing and it was necessary to increase the mud weight to control the well whilst the test string was set. Following this, extreme cold weather was primarily responsible for delays in the testing process but testing has now commenced. Despite the flow and gas observed at surface during drilling operations, the initial testing operations resulted in a pressure increase at surface but with no discernable flow. Subsequent re-perforating of parts of the test interval has resulted in minor flow and some gas to surface. However it is considered likely that formation damage has occurred, probably whilst controlling the well during the setting of the test string, with mud penetrating and blocking the formation. Therefore stimulation techniques will be required to fully production test the potential of the well.
The Saipem drilling rig is now being demobilised from the site and following this it is initially planned to carry out an acid stimulation of the reservoir, a technique frequently used in similar carbonate reservoirs, and indeed commonly used in Cretaceous fields in the North Caucasus. For example in Dagestan, southern Russia, where prolific Cretaceous carbonate fields are being developed, wells can require several acid treatments to realise their full flow potential according to Dagestani specialists working on these fields. If necessary, it would be planned to follow this with a hydraulic fracturing program in order to fully eliminate the potential formation damage. De-mobilization of the Saipem rig from the site will take approximately one month, prior to commencement of the acid stimulation, which will utilise locally available equipment. If the contingent hydraulic fracturing program is deemed to be required, it will be necessary to bring in specialist equipment to Georgia, and the Company is currently ascertaining the availability of such equipment.
At Kumisi, CanArgo Rig #2 is now mobilised to the site of the Kumisi #1 well, the appraisal well to the West Rustavi #16 Cretaceous gas condensate discovery made in Soviet times. Seismic data shot by CanArgo indicates a potentially large structure may be present and test data from the discovery well indicates that reservoir productivity should be good. This structure is situated just to the south of the capital city, Tbilisi, close to the Rustavi industrial complex, Gardabani thermal power plant and the route of the new South Caucasus gas trunkline. The well should spud before the end of this month, once the necessary drilling permit has been obtained from the competent body, this having been delayed due to a restructuring of responsibilities for oil and gas within the Georgian government.
In Kazakhstan, the AKK06 (Central Akkulka) exploration well has reached TD at 1,876 feet (572 metres). Wireline logs have been run, these showing indications of gas bearing sandstones inline with expectations. Production casing is now being run in preparation for an integrated testing program expected to commence on this and other nearby wells next month. The AKK06 well is the first of the current planned program of five shallow gas exploration wells to be drilled in the Akkulka area over the next few months, and is located down-dip and to the south-west of the AKK04 Central Akkulka discovery well which flowed dry gas at rates up to 8.8 million cubic feet (250,000 cubic metres) per day. Meanwhile construction work has commenced on the pipeline tie-in for the Kyzyloi field development, with first gas planned for the spring of this year.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel: +1 617 669 1841
Fax: +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206